Exhibit (h)(1)(iii)

FORm of

AMENDMENT #3

SUPERVISION AGREEMENT

ARK etf trust

AMENDMENT made this 1st day of June, 2016 to the Supervision Agreement dated June 30, 2014 between ARK ETF Trust (“Trust”), a Delaware statutory trust, and ARK Investment Management LLC (“Adviser”), a Delaware limited liability company (“Agreement”).

WHEREAS, on May 26, 2016, in connection with the annual approval of the Agreement between the Adviser and the Trust, each member of the Board of Trustees (“Board”) of the Trust, including each trustee that is not an “interested person” (“Independent Trustee”) voting separately, approved ARK’s request to voluntarily reduce its annual supervision fee under the Agreement from 0.95% of the average daily net assets of each Fund to 0.75% of the average daily net assets of each Fund (“Annual Supervisory Fee”); and

WHEREAS, the Trust desires to reduce its Annual Supervisory Fee under the Agreement under the same terms and conditions of the Agreement between the Adviser and the Trust; and

WHEREAS, the Trust and the Adviser desire to amend Schedule A to the Agreement to reflect these changes.

NOW THEREFORE, in consideration of the promises and covenants contained herein, the Trust and the Adviser agree to amend the Agreement as follows:

1.	Schedule A of the Agreement is hereby replaced with the attached Schedule A effective as of June 1, 2016.

2.	All other terms and conditions of the Agreement not modified in this Amendment shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

ARK ETF TRUST

By:
Name:	Jane A. Kanter
Title:	President

ARK INVESTMENT MANAGEMENT LLC

By:
Name:	Catherine D. Wood
Title:	Chief Executive Officer

SCHEDULE A

To the Supervision Agreement

Between ARK ETF Trust and ARK Investment Management LLC

As of June 1, 2016

ANNUAL Supervision FEE
Fund	(as a % of average daily net assets)
ARK Innovation ETF	0.75%
ARK Genomic Revolution Multi-Sector ETF	0.75%
ARK Industrial Innovation ETF	0.75%
ARK Web x.0 ETF	0.75%
ARK 3D Printing ETF	0.65%
ARK Israeli Innovation ETF	0.48%